                          CALCULATION AGENCY AGREEMENT

                  CALCULATION AGENCY AGREEMENT, dated as of December 15, 2005
(the "Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and
Lehman Brothers Inc., as Calculation Agent.

                  WHEREAS, the Company has authorized the issuance of up to
$2,300,000 aggregate principal amount of Limited Principal Protection RAPIDS(SM)
(Return Accelerated PortfolIo Debt Securities) Due December 15, 2007 Linked to
the S&P 500(R) Index (SPX) (the "Securities")*;

                  WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as
Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4,
1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple
Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987
(collectively, the "Indenture"); and

                  WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

                  NOW THEREFORE, the Company and the Calculation Agent agree as follows:

                  1.  Appointment of Agent. The Company hereby appoints Lehman
Brothers Inc., as Calculation Agent, and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

                  2.  Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due on the Stated Maturity Date of the Securities, the Calculation Agent shall determine such Maturity Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also determine (a) the Successor
Index if publication of the Index is discontinued, (b) the Closing Index Level if no Successor Index is available or if S&P or the publisher of any Successor
Index, as the case may be, fails to calculate and publish a Closing Index Level on any date, (c) adjustments to the Index, Successor Index or Closing Index
Level thereof if the method of calculating any of these items changes in a material respect or if the Index or Successor Index is in any other way modified so

-------------------------
 *        "RAPIDS" is a service mark of the Company. "Standard &
          Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500"
          are the service marks of McGraw-Hill, Inc. and have been
          licensed for use by the Company. The Securities, linked to the performance of the S&P 500 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of
          investing in the Securities.

                                                                               2

that it does not, in the opinion of the Calculation Agent, fairly represent the level of the Index, or Successor Index, as the case may be, had such changes or modifications not been made, (d) adjustments to the Threshold Level, if required in order to reflect adjustments made in the Index or Successor Index and (e) whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of all such adjustments or any such Successor Index, or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2.

                  3.  Calculations. Any calculation or determination by the
Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust
Office.

                  4.  Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

                  5.  Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

                  (a) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the
         Company or the Trustee made or given under any provision of this
         Agreement shall be sufficient if signed by any person whom the
         Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (c) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (d) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as
         Calculation Agent; and

                  (e) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or willful misconduct.

                  6. Resignation; Removal; Successor. (a) The Calculation Agent
may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time

                                                                               3

by the filing with it of an instrument in writing signed by or on behalf of the
Company and specifying such removal and the date when it shall become effective.
Such resignation or removal shall take effect upon the appointment by the
Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the
Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

                  (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation
Agent hereunder.

                  (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the
Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as
Calculation Agent hereunder.

                  (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                  7.  Certain Definitions. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.

                  8. Indemnification. The Company will indemnify the Calculation
Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross

                                                                               4

negligence or willful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

                  9.   Notices. Any notice required to be given hereunder shall
be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the
Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646)
758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 1301
Avenue of the Americas, New York, New York 10019 (facsimile: (212) 526-0357)
(telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019
(facsimile: (646) 758-4942) (telephone: (212) 526-7000), Attention: Equity
Derivatives Trading and (c) in the case of the Trustee, to it at 388 Greenwich
Street, 14th Floor, New York, New York 10013 (facsimile: (212) 816-5527)
(telephone: (212) 816-5773), Attention: Agency and Trust, or in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

                  10.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                  11.  Counterparts. This Agreement may be executed in any
number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  12.  Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                    LEHMAN BROTHERS HOLDINGS INC.

                                    By: /s/ James J. Killerlane III
                                       -------------------------------------
                                       James J. Killerlane III
                                       Vice President

                                    LEHMAN BROTHERS INC.,
                                     as Calculation Agent

                                    By: /s/ James J. Killerlane III
                                       -------------------------------------
                                       James J. Killerlane III
                                       Vice President

                         [Calculation Agency Agreement]

                                     ANNEX A
                                     -------

         1.       The Index.
                  ----------

                  The Index is the S&P 500(R) Index (the "Index"), as
calculated, published and disseminated by Standard & Poor's, a division of
McGraw-Hill, Inc. ("S&P").

         2.       Determination of the Maturity Payment Amount.
                  ---------------------------------------------

                  The Calculation Agent shall, at the request of the Trustee, determine the amount payable on the Stated Maturity Date for each $1,000 principal amount of Securities (the "Maturity Payment Amount").

                  The Maturity Payment Amount shall be the following:

                  o    If the Final Index Return is greater than or equal to
                       zero, the lesser of:

                       (a) $1,180; and

                       (b) $1,000 + ($2,000 x the Final Index Return).

                  o    If the Final Index Return is less than zero and the Final
                       Index Level is equal to or greater than the Threshold
                       Level, $1,000.

                  o    If the Final  Index  Return is less than zero and the
                       Final  Index  Level is less than the  Threshold  Level,
                       $1,000  x  Final Index Level
                                  -----------------
                                  Threshold Level

         3.       Discontinuance of the Index.
                  ----------------------------

         (a) If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index (the "Successor Index") that the Calculation Agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Index, then the Calculation Agent shall determine each subsequent Closing Index Level to be used in computing the
Maturity Payment Amount by reference to the Closing Index Level of such
Successor Index on the applicable date.

         (b) Upon any selection by the Calculation Agent of a Successor Index, the Company shall promptly give notice to the holders of the Securities.

         (c) If S&P discontinues publication of the Index and the Calculation
Agent determines that no Successor Index is available at such time, or if S&P
(or the publisher of any Successor Index) fails to calculate and publish a
Closing Index Level for the Index (or a Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, the
Calculation Agent will determine the Closing Index Level to be used for purposes of computing the Maturity Payment Amount. In such circumstances, the Closing
Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index (or any Successor Index) last in effect prior to such discontinuance or failure to publish, using

                                                                               2

the Closing Price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the
Closing Price that would have prevailed but for such suspension or limitation)
at the close of the principal trading session on such date of each security most recently comprising the Index (or any Successor Index) on the Relevant Exchange
on which such security trades.

         4.       Alteration of Method of Calculation.
                  ------------------------------------

                  If at any time the method of calculating the Index, any
Successor Index or the Closing Index Level thereof on any particular day is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the
Calculation Agent, fairly represent the level of the Index or such Successor
Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the Close of Trading of the Relevant
Exchanges on which the securities comprising the Index or such Successor Index traded on any date the Closing Index Level thereof is to be determined, make such calculations and adjustments as, in the good faith judgment of the
Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made. The Calculation Agent shall calculate the Closing Index Level on any particular day and the Maturity Payment
Amount with reference to the Index or such Successor Index, as adjusted.

                  Accordingly, if the method of calculating the Index or a
Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the Calculation Agent shall adjust such index in order to arrive at a level of the Index or such
Successor Index as if it had not been modified.

         5.       Definitions.
                  ------------

                  Set forth below are the terms used in the Agreement and in this Annex A.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "AMEX" shall mean the American Stock Exchange LLC.

                  "Business Day", notwithstanding any provision in the
Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

                  "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial
Calculation Agent shall be Lehman Brothers Inc.

                  "Close of Trading" shall mean, in respect of any Relevant
Exchange, the scheduled weekday closing time on a day on which the Relevant
Exchange is scheduled to be

                                                                               3

open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

                  "Closing Index Level" shall mean, with respect to any day, in the case of the Index or the Successor Index, the closing level of the Index or the Successor Index, as the case may be, as reported by S&P or the publisher of the Successor Index, as the case may be, on such day or as determined by the
Calculation Agent pursuant to this Agreement.

                  "Closing Price" shall mean, with respect to a security on any day, the last reported sales price for that security on the Relevant Exchange at the scheduled weekday closing time of the regular trading session of the
Relevant Exchange; provided, however, if such security is not listed or traded on a bulletin board, then the "Closing Price" of the security shall be determined using the average execution price per share that an affiliate of the
Company pays or receives upon the purchase or sale of the security used to hedge the Company's obligations under the Securities.

                  "Company" shall have the meaning set forth in the preamble to this Agreement.

                  "Exchange Business Day" shall mean any day on which the Index or any Successor Index is published by its publisher or is otherwise determined by the Calculation Agent pursuant to this Agreement.

                  "Final Index Level" shall equal the Closing Index Level on the
Valuation Date.

                  "Final Index Return" shall equal the following:

                     Final Index Level - Initial Index Level
                     ---------------------------------------
                               Initial Index Level

                  "Indenture" shall have the meaning set forth in the preamble to this Agreement.

                  "Index" shall have the meaning set forth in Section 1 of this
Annex A.

                  "Initial Index Level" shall equal 1260.43, the Closing Index
Level on December 12, 2005.

                  "Market Disruption Event", with respect to the Index or any
Successor Index shall mean any of the following events has occurred on any day as determined by the Calculation Agent in its sole discretion:

         (1) A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the Index or any
         Successor Index, by the Relevant Exchanges on which those securities are traded, at any time during the one-hour period that ends at the
         Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that Relevant Exchange or otherwise.
         Limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, quotation system or market, any other self regulatory organization or the

                                                                               4

         Securities and Exchange Commission of similar scope or as a replacement for Rule 80B may be considered material.

         (2) A material suspension of, or limitation imposed on, trading in futures or options contracts relating to the Index or any Successor
         Index by the primary exchange on which those futures or options contracts are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

         (3) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20%
         or more of the Index or any Successor Index on the Relevant Exchanges
         on which those securities are traded, at any time during the one-hour period that ends at the Close of Trading on that day.

         (4) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the Index or any Successor Index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the Close of
         Trading on that day.

         (5) The closure of the Relevant Exchanges on which securities that then comprise 20% or more of the Index or any Successor Index are traded or on which futures or options contracts relating to the Index or any
         Successor Index are traded prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Exchanges at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Relevant Exchanges and (ii) the submission deadline for orders to be entered into the Relevant
         Exchanges for execution at the Close of Trading on that day.

For purposes of determining whether a Market Disruption Event has occurred, the relevant percentage contribution of a security to the level of the Index or any
Successor Index will be based on a comparison of (x) the portion of the level of the Index or Successor Index attributable to that security and (y) the overall level of the Index or Successor Index, in each case immediately before the occurrence of the Market Disruption Event.

                  "Maturity Payment Amount" shall have the meaning set forth in
Section 2 of this Annex A.

                  "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

                  "NYSE" shall mean The New York Stock Exchange, Inc.

                  "Relevant Exchange" shall mean, for any security (or any
combination thereof then underlying the Index or any Successor Index), the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

                  "Securities" shall have the meaning set forth in the preamble to this Agreement.

                                                                               5

                  "S&P" shall have the meaning set forth in Section 1 of this
Annex A.

                  "Stated Maturity Date" shall mean December 15, 2007 (or if
December 15, 2007 is not a Business Day, on the next Business Day); provided, that if the Valuation Date is postponed, the Stated Maturity Date shall be the third Business Day following the date that the Final Index Level on the postponed Valuation Date is determined.

                  "Successor Index" shall have the meaning set forth in Section
3(a) of this Annex A.

                  "Threshold Level" shall mean 1134.387, as it may be adjusted from time to time by the Calculation Agent to the extent it believes appropriate, in a manner consistent with the adjustments to the method of calculation of the Index or a Successor Index described in Sections 3 and 4 of this Annex A and under the circumstances described in Sections 3 and 4 of this
Annex A.

                  "Trustee" shall have the meaning set forth in the preamble to this Agreement.

                  "Valuation Date" shall mean December 12, 2007; provided, that if a Market Disruption Event occurs on such day or if such day is not an
Exchange Business Day, then the Valuation Date shall be the next following
Exchange Business Day on which no Market Disruption Event occurs; provided, however, if a Market Disruption Event occurs on each of the eight Exchange
Business Days following the originally scheduled Valuation Date, then (a) that eighth Exchange Business Day shall be deemed the Valuation Date and (b) the
Calculation Agent shall determine the Final Index Level based upon its good faith estimate of the level of the Index on that eighth Exchange Business Day.